EXHIBIT 99.1

PRESS RELEASE	Contact: Douglas Russell
Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

April 17, 2006

ROTONICS MANUFACTURING INC. ANNOUNCES THIRD QUARTER RESULTS

NET SALES INCREASED 1.5% FOR THREE MONTHS AND 7.2% FOR NINE MONTHS

YEAR-TO-DATE EARNINGS INCREASED 16.5%

Gardena, California (April 17, 2006) = Rotonics Manufacturing Inc. -  (ASE:RMI) announces today earnings of $161,000, or $.02 per common share, on net sales of $11,034,600 for the third quarter ended March 31, 2006 compared to earnings of $339,800, or $.03 common share, on net sales of $10,873,200 for the same period last year.  Although we experienced a lackluster marketplace during the beginning of the current quarter, the tempo ultimately picked-up in the latter part of the quarter.  As such, we were pleased with the growth in several of our product groups, which include our refuse container, tank, linen & laundry and material handling products.  The growth in these product groups totaled $1,546,300 and reflects the positive results we have obtained from ongoing product line enhancements, our focused efforts to expand our market share for our proprietary product groups and the additions we have made to our manufacturing equipment, which in turn has improved our competitive edge within our regional markets.  We have continued our investment trend this year with various tooling projects, the installation of a new rotomolding machine in Gardena, California and a new injection molding machine in Bartow, Florida.

During the current third quarter we continued to work through the exorbitant increases we incurred in natural gas and raw material costs that began last summer.  The unit costs related to these two items have begun to recede during the current quarter, but still weighed heavy on our ability to maintain target gross margins.  In addition, our earnings for the quarter were diluted by non-recurring plant consolidation costs of approximately $285,500, or $.024 cents per common share.  These consolidation costs were incurred in connection with the relocation of our injection molding operations from our Miami, Florida facility to our Bartow, Florida facility.  As of March 31, 2006, the relocation process has been substantially completed and as a result future operations will benefit from the cost savings obtained from improved efficiencies and reduced overhead costs.  As part of this process we also expended approximately $546,800 to refurbish our existing injection molding equipment and install a new 350 ton injection molding machine as well as the necessary ancillary equipment.

For the nine months ended March 31, 2006, we reported net income of $1,373,600, or $.12 per common share, on net sales of $35,130,800 compared to net income of $1,179,000, or $.10 per common share, on net sales of $32,780,000 for the same period last year.  Again, we are pleased with our year-over-year growth in net sales as well as the 16.5% increase in earnings in spite of the 30% cost increase in both natural gas and resin costs since the beginning of fiscal 2006.  As previously mentioned, these costs have been receding over the last few months and as a result should have a positive effect on our fiscal 2006 fourth quarter gross margins.  In addition, we look forward to the final quarter of fiscal 2006 now that we have substantially completed the relocation process of our injection molding operations and we kick-off the quarter with a strong backlog of approximately $4.6 million.

Learn more about RMI and our multitude of rotonically processed plastic products on our website at www.rotonics.com.

Rotonics Manufacturing Inc.

Press Release

April 17, 2006

Page two

ROTONICS MANUFACTURING INC.

Selected Financial Information

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2006	2005	2006	2005

Net sales	$11,034,600	$10,873,200	$35,130,800	$32,780,000

Income before taxes	$270,100	$576,300	$2,232,400	$1,966,100

Income tax provision
Current	(121,800)	(227,900)	(1,001,800)	(836,300)
Deferred	12,700	(8,600)	143,000	49,200
	(109,100)	(236,500)	(858,800)	(787,100)

Net income (1)	$161,000	$339,800	$1,373,600	$1,179,000

Income per common share
Basic/diluted:
Net income per common share	$.02	$.03	$.12	$.10

Stockholders’ Equity (2)			$19,285,400	$18,366,600
Net book value per common share (3)			$1.64	$1.54
Common shares outstanding as of March 31,			11,788,865	11,964,692

(1)          Net income for the nine months ended March 31, 2006 includes non-recurring plant consolidation and related expenses of approximately $285,500.

(2)          Net of treasury stock acquired and subsequently retired amounting to $405,000 and $33,000 for the nine months ended March 31, 2006 and 2005, respectively.

(3)          Computed on the basis of the actual number of common shares outstanding as of March 31, 2006 and 2005, respectively.